                 AUTHORIZED EXCLUSIVE DISTRIBUTORSHIP AGREEMENT


         AGREEMENT dated as of the 25th day of October 1996, by and between Autotote Systems, Inc. ("Autotote") and Autotote CBS, Inc. ("Distributor").

In consideration of the mutual covenants herein contained, the parties hereto agree as follows:

         1.       Distributor Appointment

         Upon the following terms and conditions, Autotote hereby appoints Distributor as its exclusive distributor in the "Territory" described in Exhibit A for the equipment ("Product(s)") offered for sale by the Autotote and listed in Exhibit B. Also, Distributor shall act as a distributor for Products in the Race and Sports Book Wagering business (including MegaSports) anywhere in the world in the event Autotote elects not to participate in an Opportunity pursuant to the International Cooperation Agreement. Except as provided in the Manufacturing Agreement of even date herewith, and except for products listed in the Sales Agreement, at no time during the term of this Agreement or any extension thereof shall Distributor or any person, corporation or other entity Affiliated with Distributor (other than Leroy's Horse and Sports Place) sell or service any products whose function is similar to, or which are competitive with, the Products unless agreed in writing by Autotote. Except as provided in the Manufacturing Agreement, and except for products listed in the Sales Agreement, Distributor shall purchase all its requirements of Products from Autotote and Autotote shall sell to Distributor all Products ordered from Autotote

         2.       Distributor Responsibilities

         Distributor shall:

         A. Use its reasonable efforts to actively promote the sale of Products, to maintain an inventory of Products (as agreed to by Autotote and Distributor) and further to serve the interests of Autotote in any and all matters to the best of its ability.

         B. Hold in the strictest confidence during the term of this Agreement and at all times thereafter any and all information of a confidential nature obtained regarding Autotote's business or affairs, including, but not limited to, customer lists and data regarding the design and/or methods of manufacture of Autotote's Products, and not to disclose in any manner directly or indirectly such information to any entity, person, partnership or corporation (which obligation shall survive termination of this Agreement)to except as required by law or court order.

         C. Use its reasonable efforts to maintain an adequate sales organization and to provide for adequate assistance to acquirers of the Products.

         D. Use its reasonable efforts to assist Autotote's representatives in every reasonable manner, including obtaining all information which will assist in expanding Product usage.

         E. Maintain at all times adequate service and repair facilities for the Products, including spare parts, all as agreed to by Autotote and Distributor.

         3. Price of Products and Program License; Delivery and Risk of Loss; Purchase of Inventory; License of Programs; Second Source

         A. Autotote agrees to sell Products and has licensed the Pari-mutuel Tote Software ("Programs") to Distributor at the prices listed in Exhibit C and Exhibit C-1. All shipments of Products and Programs shall be F.O.B. Autotote's designated factory. Autotote will use reasonable efforts to meet the scheduled delivery date; however, Distributor acknowledges that any delivery schedule agreed to by Autotote represents only Autotote 's best estimate of the time required to fill the order. If Autotote is not able to meet the delivery date requested by Distributor, Autotote shall so advise Distributor by Telex within seven (7) days after receipt of a purchase order. Distributor may then accept a new delivery date or withdraw the order. All duty, insurance, freight, sales taxes, use taxes, personal property taxes, local privilege or excise taxes, or any other related charges imposed with respect to the purchase of Products furnished hereunder shall be borne by Distributor. The terms of payment are described in Exhibit C. Interest shall accrue on all overdue amounts at the lesser of the highest rate permitted by law or eighteen (18) percent per annum. Risk of loss from any cause whatsoever shall be borne by Distributor from time of delivery of Products and Programs to a carrier by Autotote at Autotote's factory or warehouse. Products together with Programs shall be referred to as a "System".

         B. Distributor may determine its own resale prices, but Autotote, in accordance with applicable law, reserves the right, at any time, to set suggested resale prices for the resale of the Products.

         C. Distributor shall have the right to manufacture Products and subcontract said manufacture, as described in the Manufacturing Agreement of even date herewith. All Products manufactured under said agreement shall be paid for as described therein but shall entitle Autotote to receive the fees described in Exhibit C-1. Royalty payments for software under Exhibit C-1 will apply to software used with equipment acquired from another party as described in Section 23.

         4.       Acceptance of Orders and Products

         All orders of Products and Programs received from Distributor by Autotote are subject to acceptance by Autotote ("Acceptance Date"). Any acceptance of any Distributor order by any of the Autotote's acknowledgment forms shall be deemed to be an acceptance of only those terms relating to quantity, price and delivery method appearing on the face of Distributor's order and printed terms and conditions contained in any such orders shall have no application to purchases under this Agreement. Unless written notice of defect is received by Autotote from Distributor within thirty (30) days of delivery of Products and Programs , such Products and Programs shall be deemed accepted. Autotote will not accept any Products or Programs returned for credit or exchange unless Distributor has notified Autotote in advance and obtained a Return Material Authorization number which will not be unreasonably withheld or delayed by Autotote.

         5.       Term.

         A. This Agreement shall continue in force and govern all transactions and relations between the parties hereto for five (5) years from the date hereof and thereafter on a yearly basis until canceled or terminated prior to the expiration of each such period by either party upon thirty (30) days' prior written notice to the other party. Any such notice by Distributor shall not affect orders already placed with Autotote. If either party fails to perform or observe any provision of this Agreement for a period of thirty (30) days after the other party shall have demanded in writing performance thereof, then the other party may declare this Agreement to be in default and seek any available remedies at law or in equity.

         B. In the event Distributor becomes insolvent or bankrupt or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of its creditors, or bankruptcy, reorganization, arrangement or insolvency proceedings or other relief of debtors are instituted by or against Distributor(and not dismissed within 60 days), then in any such event, Autotote may (i) immediately terminate this Agreement without any court order or further process of law; (ii) sue for and recover with respect to any or all Products all charges and other payments then accrued, or thereafter accruing during the balance of the term of this Agreement; and(iii) pursue and exercise any other remedy available at law or in equity.

         C. Distributor may terminate this Agreement or any portion(s) of this Agreement if Autotote or Distributor is prevented from performing hereunder due to any decision by any gaming regulatory authority in Nevada. Should any gaming regulatory authority in Nevada require this Agreement to be terminated, this Agreement shall be terminated upon such terms and conditions required by law or regulation or conditions imposed by the gaming regulatory authority in Nevada. Notwithstanding the above, Autotote will have the right for a reasonable period to cure any problem raised by such regulatory authorities.

         D.       Upon the termination of this Agreement for any reason:

                  (i) All amounts owing by Distributor to Autotote, notwithstanding prior terms of sale, shall become immediately due and payable on or before the effective date of termination.

                  (ii) Distributor shall not engage in any activity which might imply or represent that it is an authorized Autotote Distributor, and shall, at its sole expense, take all steps necessary to remove any listing in any telephone directory or other publication that it is an authorized Autotote Distributor.

                  (iii) Except as provided in the Technology License Agreement Distributor shall, at its sole expense, discontinue the use of Autotote's trademarks, trade names, labels, materials and signs bearing the Autotote name or any other trademark, service mark, or trade name of Autotote and will remove such names and trademarks from letterheads, stationery and other forms used by Distributor.

                   (iv) Distributor shall, at its sole expense, except if Distributor shall have paid for them, immediately return to Autotote all parts, books, or other technical documentation, sales brochures and signs or advertising materials illustrating Products or bearing the name of Autotote and all similar materials supplied by Autotote.

                  (v) Distributor shall discontinue all reference to Autotote in all of its marketing activities, except as may be reasonably necessary to dispose of Products not repurchased by Autotote.

         E. If this Agreement shall terminate for any reason whatsoever, other than a breach or default of Distributor, Distributor shall have the right to manufacture or purchase any product whose function is similar to, or which are competitive with the Products, or act as a distributor for any other manufacturer or supplier.

         6.       Independent Contractor Status

         It is agreed that this Agreement does not constitute Distributor as the agent or legal representative of Autotote for any purpose whatsoever. Distributor is not granted any right or authority to assume or to create any obligation or responsibility, express or implied, on behalf of or in the name of Autotote or to bind Autotote in any manner or thing whatsoever.

         7.       Proprietary Rights and Confidentiality

         Except as provided in the Technology License Agreement of even date herewith and the Stock Transfer Agreement, all information, know-how, programming, software, trademarks, trade secrets, plans, drawings, specifications, designs and patterns furnished or created by Autotote or by agents or contractors of Autotote (other than Distributor) and any and all property rights embodied therein are and shall remain the sole property of Autotote and neither Distributor nor any other party shall have or acquire any interest therein except as required by law or court order. Distributor shall at all times, whether during the term of this Agreement or subsequent thereto, honor, maintain and protect the confidentiality and secrecy of any confidential information as Autotote may disclose to Distributor or its agents in writing. The above clauses shall apply to Distributor's confidential information designated to Autotote in writing at the time of disclosure as confidential. Obligations of confidentiality shall not apply to information in the public domain, rightfully acquired from a third party, already known or internally developed without breach of this Agreement.

         8.       Warranty

         Autotote warrants all Products against defects in material and workmanship under normal use and service for a period of one (1) year from the date of (a) installation at the premises of Distributor's Customer provided such installation occurs within three months of delivery or (b) otherwise for fifteen
(15) months from receipt by Distributor if installation occurs after said three month period; provided, however, that Autotote's liability under said warranty shall be limited to replacing or repairing, at Autotote 's option, products or parts thereof which Autotote's inspection shall have disclosed to its satisfaction to have been defective in the form in which it was shipped by Autotote, prior to its use in further manufacture or assembly. This warranty is applicable only if Autotote receives written notice of such defect mailed to its office within said warranty period and is given adequate opportunity to verify the existence of a claimed defect. This warranty shall not apply to Products or parts thereof that have been (i) subjected to misuse, neglect, accident, damage in transit, abuse or unusual hazard; (ii) repaired, altered or modified by anyone other than Autotote unless Distributor is authorized by Autotote to make repair or (iii) used in violation of instructions furnished by Autotote. WHERE AUTOTOTE FAILS TO MAKE DELIVERY OR REPUDIATES OR BREACHES ANY OTHER MATERIAL PROVISIONS OF THIS CONTRACT (OTHER THAN THE WARRANTY AGAINST PATENT INFRINGEMENT), INCLUDING, WITHOUT LIMITATION, AUTOTOTE'S OBLIGATIONS WITH RESPECT TO NONCONFORMING ITEMS, AUTOTOTE 'S LIABILITY SHALL NOT EXCEED THE ACTUAL PRICE RECEIVED FOR THE PRODUCTS COVERED BY THE SPECIFIC ORDER(S) INVOLVED. THE FOREGOING ARE IN LIEU OF ALL WARRANTEES, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, BUT NOT LIMITED TO, ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND ANY OTHER WARRANTY OBLIGATION ON THE PART OF AUTOTOTE. AUTOTOTE'S WARRANTIES EXTEND TO DISTRIBUTOR AND TO NO OTHER PERSON OR ENTITY. IN NO EVENT WILL AUTOTOTE BE LIABLE TO ANYONE FOR INCIDENTAL OR CONSEQUENTIAL DAMAGES FOR BREACH OF ANY OF THE PROVISIONS OF THIS AGREEMENT, SUCH EXCLUDED DAMAGES TO INCLUDE, WITHOUT LIMITATION, COST OF REMOVAL AND REINSTALLATION OF PRODUCTS, LOSS OF GOODWILL, LOSS OF PROFITS, LOSS OF USE OR FOR LOSS, DAMAGE OR EXPENSE DIRECTLY OR INDIRECTLY ARISING FROM THE INABILITY OF DISTRIBUTOR OR ANY END USER TO USE THE PRODUCT EITHER SEPARATELY OR IN COMBINATION WITH ANY OTHER EQUIPMENT.

         9.       Retention of Security Interest

         Autotote retains and reserves a purchase money security interest in any Product until the full price is paid by Distributor to Autotote. Said security interest shall include an interest in the proceeds, products and accessions of or to such collateral.

         10.      Defense of Patent Violation Claim

         A. Autotote shall indemnify, hold harmless and defend against any suit or proceeding brought against Distributor to the extent that such suit or proceeding is based on a claim that any System supplied by Autotote to Distributor constitutes an infringement of any valid patent, either directly or under the doctrine of equivalence or contribution, copyright or other intellectual property right of any third party anywhere in the world and Autotote shall pay all damages and costs awarded by final judgment (from which no appeal may be taken) against Distributor, on condition that Autotote (i) shall be promptly informed and furnished a copy of each communication, notice or other action relating to the alleged infringement, (ii) shall be given authority, information and assistance necessary to defend or settle such suit or proceeding in such manner as Autotote shall determine, and (iii) shall be given sole control of the defense (including the right to select counsel) and the sole right to compromise and settle such suit or proceeding. Except as approved by Autotote, Autotote shall not be obligated to defend or be liable for costs and damages if the infringement arises out of compliance with the drawings, designs and specifications of Distributor or from a combination with, or addition to, or modification of System, after delivery by Autotote, or from use of System, or any part thereof, in the practice of a process.
Any settlement shall not impose any obligations upon Distributor.

         B. If any System supplied by Autotote to Distributor shall be held to infringe any valid patent and the use of same is enjoined, or if Autotote believes such a holding is likely, Autotote shall, at its option and at its expense, have the right: (i) to procure for Distributor the right to use such goods free of liability for patent infringement, or (ii) to replace (or modify) the System with a non-infringing substitute otherwise complying substantially with all the requirements of this Agreement, or (iii) upon return of the System, refund the price and the transportation costs of the System. If the infringement shall be alleged prior to completion of delivery of the System, Autotote shall have the right to decline to make further shipments of any part thereof without being in breach of this Agreement.

         C. The patent indemnity set forth above shall be deemed to be extended to Autotote by Distributor if any suit or proceeding shall be brought against Distributor based on a claim that any System supplied by Autotote in compliance with the drawings, designs and specifications of Distributor infringes any valid patent.

         D. In the event that during the term of this Agreement Distributor becomes aware that any patent covering the System is being infringed by a third party, Distributor shall promptly notify Autotote in writing setting forth the facts in reasonable detail.

         E. THE FOREGOING STATES THE SOLE AND EXCLUSIVE LIABILITY OF THE PARTIES HERETO FOR INFRINGEMENT OR THE LIKE OF PATENTS, WHETHER DIRECT OR CONTRIBUTORY, AND IS IN LIEU OF ALL WARRANTIES, EXPRESS, IMPLIED OR STATUTORY IN REGARD THERETO.

         F. The indemnification provisions of the Technology License shall govern claims of infringement relating to the use or distribution of Autotote Licensed Materials (as defined therein) or any portion thereof installed by Distributor in a System, and the indemnification provisions of the Stock Transfer Agreement shall govern claims of infringement directed to the use of the CBS Software and the Transferred Software (as defined therein) or any portion thereof installed by Distributor in a System.

         11.      Design of Products

         Autotote reserves the right to make changes and modifications in specifications, construction, or design of its System at any time and from time to time in such manner as it may consider necessary or advisable.

         12.      Compliance

         A. Distributor represents that it has been and warrants that it shall be in compliance for the term of this Agreement with all applicable present and future laws and regulations which in any manner affect the Distributor as the representative of the Company hereunder. In particular, it shall be a breach of this Agreement if any gratuities shall be offered or given by Distributor for the purposes of unlawfully influencing (a) a foreign government official or political party official or a candidate for foreign political office to assist Autotote in obtaining or retaining business (as is illegal under the Prohibited Foreign Trade Practices Act or its successor), or (b) any person in a manner that would violate the laws of any relevant jurisdiction including, without limitation, any Native American Tribal Authority. In addition to any other remedies which Autotote may have against the Distributor for such a breach, Autotote may terminate this Agreement forthwith.

         B. Distributor shall give prompt written notice to Autotote of any state of facts which would render the foregoing representation and warranty to be false or misleading during the term hereof.

         13.      Use and Licensing of Trademarks

         Autotote hereby grants to Distributor a non-exclusive, non-transferable, limited license to use Autotote's trademarks, copyrights and name (collectively, the "Trademarks") used in connection with Distributor's representation of Autotote solely for the purpose of this Agreement as is customary and necessary in the trade. All use Distributor makes of the Trademarks shall inure to Autotote's benefit. Distributor shall not use, or permit others to use, the Trademarks in any way other than the manner permitted herein. Distributor recognizes the value of the goodwill associated with the Trademarks, and that they have acquired a secondary meaning in the mind of the public. Distributor will not, during this Agreement, disparage or attack the title or any rights of Autotote in and to the Trademarks and shall assist Autotote in the protection and/or defense thereof as Autotote may reasonably request and at Autotote's sole cost and expense. Finally, Distributor understands that nothing herein shall be construed to prevent Autotote from granting any other licenses for use of the Trademarks or from using the Trademarks in any manner whatsoever.

         14.      Force Majeure

         Neither party shall be liable for any delay or failure to perform its obligations under this Agreement arising out of causes beyond its reasonable control, including, but not limited to acts of God. In the event of Product shortage, Autotote shall have the right to allocate its available Products in such a manner as Autotote may reasonably consider to be equitable.

         15.      Indemnification

         To the extent permitted by applicable law, Distributor agrees to indemnity and save Autotote harmless from and against any and all liability, damage and expenses (including reasonable attorney fees), occasioned solely by any acts of Distributor in breach or violation of this Agreement.

         16.      Assignment

         Distributor shall not assign its rights, or delegate the performance of its duties, under this Agreement without the prior written consent of Autotote.

         17.      Notice

         All notices or communications hereunder shall be given to the respective parties hereto in writing and shall be sent by Registered or Certified Mail, Return Receipt Requested, or its international equivalent, as follows:

         If to Distributor:         CBS, Inc.

                                    675 Grier Drive
                                    Las Vegas, Nevada 89119
                                    Attention: Vic Salerno

         If to Autotote:            Autotote Systems, Inc.
                                    100 Bellevue Road
                                    Newark, DE  19714
                                    Attention: Gerald Lawrence

         18.      Governing Law

         This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of Nevada. Any dispute hereunder shall be resolved in a Court of Competent Jurisdiction in Clark County, Nevada.

         19.      Successors and Assigns

         This Agreement shall inure to the benefit of the parties and their respective authorized legal representatives, successors and assigns and shall be binding upon Autotote and Distributor and their authorized successors and assigns.

         20.      Amendments and Waivers

         This Agreement may not be amended or modified, except by an instrument in writing duly executed on behalf of the parties hereto. Any waiver of any breach of this Agreement shall be limited to the particular instance and shall not operate to be deemed to waive any future breach nor shall any delay on the part of either party to act upon any breach be deemed a waiver thereof.

         21.      Entire Agreement

         This Agreement embodies the entire agreement between the parties, and there have been and are no Agreements, representations or warranties between the parties other than those set forth herein or herein provided for.

         22.      Headings

         The headings used in this Agreement are for the convenience of the parties only and shall not be considered in interpreting or applying the provisions of this Agreement.

         23.      Another Supplier

         If Distributor has the right to manufacture pursuant to the Manufacturing Agreement of even date herewith, then Distributor may elect to purchase Products from another supplier.

         24.      Enforceability of Certain Provisions

         In the event any provision of this Agreement shall be held invalid or unenforceable for any reason, including the geographic or business scope or the duration thereof, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provisions of this Agreement and this Agreement shall be construed as if such provision had been more narrowly drawn so as not to be invalid or unenforceable.


         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                             AUTOTOTE SYSTEMS, INC.


                                   By: /s/ William Luke
                                       ----------------------------------
                                       Name: William Luke
                                       Title: Vice President


                                   AUTOTOTE CBS, INC.


                                   By: /s/ Victor Salerno
                                       ----------------------------------
                                       Name:
                                       Title:

                             Exhibit A ("Territory")

                                     Nevada

                             Exhibit B ("Products")


ITEM

(a)      COMPONENTS
         Color video cards
         ETIP
         Card Cage w/conn
         ECOM Chassis, P.S., Processor, 16 Slots ECOM Ethernet Board (1 Slot) ECOM GPComm Board (3 Slots) ECOM V.35 Board (1 Slot) ECOM PC Adapter Board ECOM Video Board - 1 Slot)


(b)      TERMINALS
         SMART PROBE
         PROBE/TAT
         DUMB PROBE
         PROBE SAM
         PROBE VOUCHER (Mars)
         PROBE VOUCHER (CBV)
         PROBE XL TERMINAL  19"
         PROBE XL TERMINAL  19" (SAM in a CAN)
         PROBE XL TERMINAL  14"

         MARK II

         MARK II SAM
         MARK II VOUCHER

                               EXHIBIT C - Prices

         For all items described as components in Exhibit B ("Products") the Price(s) to the Buyer will be the Cost to the Seller plus a 25% mark-up.

         Cost is defined as the most current vendor quotation if item is to be sold from the Sellers inventory, or the actual vendor invoice price if the item is to be purchased to fulfill the Buyer's order. Internal material, labor, and overhead costs, if any, incurred by the Seller to produce the product will be charged at the hourly rate in effect at the time Buyer places an order.

         All costs shall be F.O.B. Autotote's designated factory or subcontractor.

         The cost price shall be determined by a certified statement from an Officer of Autotote Systems, Inc.

"Terminals"

         Mark II's at $750 above wholesale price.

         Wholesale Price of Mark II's to be defined as $500 plus refurbishment costs. Refurbishment costs are defined as the cost of Material, Labor and Overhead, if any, required to bring the terminal to a state of repair acceptable to Buyer.

         Smart Probes, Dumb Probes, Probe Voucher Heads, Probe Sam Heads, Sports Book Probes, will be priced at $1,000 above manufactured cost.

         Manufactured cost to be defined as the latest unit cost to complete the specific quantity of Terminals ordered. The unit cost to be inclusive of all material, labor and overhead cost.

         All costs shall be F.O.B. Autotote's designated factory or subcontractor.

         The manufactured price shall be determined by a certified statement from an Officer of Autotote Systems, Inc.

         Terms of payment are 30 days after invoice.

         In addition to the payment for Products, Distributor shall make Site License Fees and Royalty Payments as described in Exhibit C-1.

         Notwithstanding the above, installations at Leroy's sites are not subject to the fees described herein.

                                   Exhibit C-1


               Product                            Site License Fee                        Royalty Payment
               -------                            ----------------                        ---------------
Race and Sports Book  Systems Sales             $3,000 per site                     10% of Race & Sports Book
(excluding Terminals and VGMs)                  (one time)                          Systems sale/year
(Sales to customers not under                                                       (excluding terminals)
existing contracts)
Race and Sports Book  System Leases
(including Terminals and VGMs)                  $1,000 per site*                    If leased - $1.50 per day per
                                                (one time)                          machine


                                                                     Industry-side Handle        Cumulative
    Software            Site Handle                  Fee                   in Nevada              Royalty**
    --------            -----------                  ---             --------------------     ---------------------
Pari-Mutuel Race
Hub                      +$1.5M           $500/site/year*                   ^$100M                      $10,000
                         ^$1.5M           $1,000/site/year*               $101M-$150M                   $20,000
                                                                          $151M-$200M                   $45,000
                                                                          $201M-$250M                   $70,000
                                                                          $251M-$300M                  $100,000
                                                                          $301M-$350M                  $140,000
                                                                          $351M-$400M                  $180,000
                                                                          $401M-$450M                  $225,000
                                                                          $451M-$500M                  $275,000
                                                                           +$501M                      $325,000

Less Than      = ^
Grearter Than  = +

                                                                     Industry-side Handle        Cumulative
    Software            Site Handle                  Fee                   in Nevada              Royalty**
    --------            -----------                  ---             --------------------     ---------------------

Pari-Mutuel              ^ $1M              $500/site/year*                ^ $100M                     $50,000
Sports Hub               + $1M              $1,000/site/year*             $101M-$150M                  $100,000
                                                                          $151M-$200M                  $200,000
                                                                          $201M-$250M                  $300,000
                                                                          $251M-$300M                  $400,000
                                                                          $301M-$350M                  $500,000
                                                                          $351M-$400M                  $600,000
                                                                          $401M-$450M                  $725,000
                                                                          $451M-$500M                  $850,000
                                                                          $501M-$550M                  $975,000
                                                                          $551M-$600M                $1,100,000
                                                                          $601M-$650M                $1,225,000
                                                                          $651M-$700M                $1,375,000
                                                                          $701M-$750M                $1,525,000
                                                                          $751M-$800M                $1,675,000
                                                                          $801M-$850M                $1,825,000
                                                                          $851M-$900M                $1,975,000
                                                                          $901M-$950M                $2,125,000
                                                                          $951M- $1B                 $2,300,000
                                                                             +$1B                    $2,500,000

Less Than      = ^
Grearter Than  = +


 * Maximum of $1,000 site fee per site if multiple products at one location.

** Notwithstanding this schedule, in no event shall the cumulative royalty payments for daily VGM rentals, pari-mutuel race or pari-mutuel sports exceed 10% of the revenues received by Buyer for these operations.

Site license fees and royalty payments are cumulative